Exhibit 99.1

Heliogen, Inc. Announces Completion of Business Combination with Athena Technology Acquisition Corp.

Results in approximately $188 million of gross cash proceeds to Heliogen

Accelerates and advances Heliogen’s mission to empower a sustainable civilization with low-cost solar energy that makes clean power more affordable than fossil fuels

Heliogen’s shares to begin trading on the NYSE tomorrow, December 31, 2021 under ticker “HLGN”

PASADENA, CA – December 30, 2021 – Heliogen Inc. (“Heliogen” or the “Company”), a leading provider of AI-enabled concentrated solar power, today announced that it has completed its previously announced business combination with Athena Technology Acquisition Corp. (“ATHN”).

The transaction was unanimously approved by ATHN’s Board of Directors and was approved at a special meeting of ATHN stockholders on December 28, 2021. More than 91% of the votes cast at the special meeting were in favor of approval of the business combination. ATHN stockholders also voted to approve all other proposals presented at the special meeting.

Concurrent with the completion of its business combination, the combined company changed its name from “Athena Technology Acquisition Corp.” to “Heliogen Inc.” Commencing at the open of trading on December 31, 2021, Heliogen Inc.’s Class A common stock and Heliogen Inc.’s warrants are expected to commence trading on The New York Stock Exchange under the symbols “HLGN” and “HLGNW,” respectively.

Company Background

Founded in 2013, Heliogen’s modular, AI-enabled, concentrated solar power plants have the potential to revolutionize the energy market by alleviating intermittency issues associated with renewable sources of power generation. Heliogen’s technology is designed to flatten the power generation curve by using concentrated solar power with storage to increase the availability of energy to industrial customers.

The Company’s proprietary heliostat layout and control system facilitate concentration of the sun’s rays and have the ability to generate temperatures at the point of focus that can exceed 1,000 degrees centigrade. This heat can then be captured, stored and converted for industrial use, power generation, or to produce green hydrogen fuel, with the goal of providing near-24 hour renewable energy that could replace fossil fuels with concentrated sunlight. Heliogen is commencing the commercialization of its AI-enabled, concentrated solar power modules with internationally recognized customers in the industrial, mining, and energy sectors.

Since announcing the business combination with ATHN on July 7, 2021, Heliogen has announced significant commercial progress including:

●	Collaboration with Woodside on a breakthrough solar technology project to reduce carbon emissions. Heliogen has been granted by Woodside a Limited Notice To Proceed (“LNTP”) to begin procurement of key equipment for a 5 megawatt (MW) commercial-scale demonstration facility in California. The proposed facility will use Heliogen’s AI-enabled concentrated solar technology.

●	In partnership with Bloom Energy, the generation of green hydrogen by integrating the companies’ technologies – Heliogen’s concentrated solar energy system and the Bloom Electrolyzer. The recent successful demonstration in Lancaster, California produced hydrogen and showcased the many benefits of combining the companies’ complementary technologies to achieve low-cost green hydrogen production.

●	A new technological breakthrough in the production of low-cost renewable energy. In field tests at Heliogen’s Lancaster, California facility, the Company successfully completed the first technical demonstration of an autonomous field maintenance system, Heliogen’s Installation & Cleaning Autonomous Robot & Utility Solution, or ICARUS. By bringing the same advanced technologies that enable its AI-enabled concentrated solar power systems to the task of installing and maintaining those systems, the Company’s latest innovation is expected to significantly reduce the time to deploy its concentrated solar facilities, as well as the costs associated with construction and ongoing maintenance.

●	Finalized a $39 million award from the U.S. Department of Energy (“DOE”) to deploy the Company’s breakthrough renewable energy technology in California. Heliogen will apply the funds received from the DOE towards a commercial-scale facility leveraging its AI-enabled concentrated solar technology.

●	Collaboration with CarbonCapture to develop sustainably-powered direct air capture (DAC) facilities. The companies intend to kick off front-end engineering for the integration of Heliogen’s concentrated solar power and solid media thermal storage systems with CarbonCapture’s carbon removal technology to efficiently and cost-effectively harness the industrial heat production capabilities of Heliogen systems for use in CarbonCapture DAC systems.

Management Commentary

Bill Gross, Founder and Chief Executive Officer of Heliogen, commented: “Powering the planet with renewable energy is not only critical to fighting climate change – it is also the biggest economic opportunity in history. The capital raised in this transaction will fund our accelerated growth and help us to globally scale our game changing AI-enabled concentrated solar power technology. We believe we have the potential to transform the world’s energy production and meaningfully address climate change, while delivering long-term stakeholder value. With our talented and dedicated team, a world-class Board of Directors, our strong customer and partner relationships, a growing customer pipeline, and technology that is in high demand globally, I couldn’t be more optimistic about Heliogen’s ability to deliver on our mission of replacing fossil fuels with concentrated sunlight.”

Phyllis Newhouse, former CEO of Athena Technology Acquisition Corp. and member of the Heliogen board of directors, commented: “We’re extremely proud to achieve this milestone and begin the next chapter in Heliogen’s growth story. Our original mission at Athena was to work with thought leaders and technology innovators whose pioneering solutions will support both industry and society. With the closing of our business combination today, we’re moving one step closer to a healthier world where fossil fuels are replaced by cleaner sources of power.”

Transaction Overview

The transaction resulted in approximately $188 million of cash to Heliogen’s balance sheet, comprised of both funds from ATHN’s former trust account and a private investment in public equity (PIPE). The PIPE is anchored by funds and accounts managed by Counterpoint Global (Morgan Stanley), Salient Partners, Saba Capital, and the XCarb Innovation Fund of ArcelorMittal.

In addition to the proceeds from this transaction, the Company has previously disclosed the conversion to common shares of $83.4 million in SAFE financing upon closing of the business combination.

Heliogen Inc. will use the proceeds to scale heliostat manufacturing, to support research and development efforts on next generation heliostat technology, to support global project development, and to fund the balance sheet.

Leadership

Heliogen’s existing senior management team will continue to lead the combined company, including Bill Gross (Chief Executive Officer; Director), Christie Obiaya (Chief Financial Officer), Steve Schell (Chief Technology Officer and Chief Engineer) and Tom Doyle (Chief Commercial Officer).

Heliogen Inc.’s Board of Directors will be comprised of a majority of independent directors, namely Phyllis Newhouse, Stacey Abrams, Paddy Padmanathan, Julie Kane, Robert Kavner and David Crane. Heliogen CEO Bill Gross will serve as the only non-independent director.

Advisors

Cohen & Company Capital Markets (a division of J.V.B. Financial Group, LLC), is serving as financial advisor to Athena. Barclays is serving as financial advisor to Heliogen. Cohen & Company Capital Markets is also serving as placement agent to Athena. DLA Piper LLP (US) is serving as legal advisor to Athena. Cooley LLP is acting as legal advisor to Heliogen.

About Heliogen

Heliogen is a renewable energy technology company focused on eliminating the need for fossil fuels in heavy industry and powering a sustainable future. The company’s AI-enabled, modular concentrated solar technology aims to cost-effectively deliver near 24/7 carbon-free energy in the form of heat, power, or green hydrogen fuel at scale – for the first time in history. Heliogen was created at Idealab, the leading technology incubator founded by Bill Gross in 1996. For more information about Heliogen, please visit heliogen.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the ability to obtain or maintain the listing of Heliogen’s common stock on the New York Stock Exchange following the business combination; (ii) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the business combination; (iii) the outcome of any legal proceedings that may be instituted against Heliogen or others following the business combination; (iv) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, the ability of Heliogen to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees; (v) costs related to the proposed business combination; (vi) changes in applicable laws or regulations; (vii) the effect of the COVID-19 pandemic on Heliogen’s business; (viii) the ability of Heliogen to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices; (ix) Heliogen’s ability to raise capital; (x) the possibility that Heliogen may be adversely impacted by other economic, business, and/or competitive factors; and (xi) future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4, as amended through November 19, 2021, in the definitive proxy statement / prospectus, dated December 3, 2021 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Heliogen assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. No assurance is given that the combined company, will achieve its expectations.

Athena Technology Acquisition Corp. Contacts

For Media:

Berns Communications Group
AthenaPR@bcg-pr.com

Heliogen Contacts

For Media:
Press@Heliogen.com

For Investors:

Caldwell Bailey

ICR, Inc.

HeliogenIR@icrinc.com

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